Exhibit 99.1

Berkshire Hills Reports Record Earnings for 2013;

Board Change; Annual Meeting Date Set; Dividend Declared

Pittsfield, MA — January 27, 2014 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) reported record net income totaling $41 million in 2013, an increase of 24% compared to $33 million in the prior year.  Earnings per share increased by 11% to $1.65 and included the impact of shares issued in 2012 for bank acquisitions.  Core earnings increased to a record $47 million in 2013 primarily due to the benefit of growth in New York and Eastern Massachusetts.  Core earnings exclude net non-core charges for acquisitions, restructuring, and systems conversions.  Core earnings per share totaled $1.87 in 2013, compared to $1.98 in the prior year.

For the fourth quarter of 2013, Berkshire reported net income of $10.5 million ($0.42 per share), an increase of 13% over $9.3 million ($0.38 per share) in the fourth quarter of 2012.   Core earnings totaled $10.0 million ($0.40 per share) compared to $13.2 million ($0.54 per share) in 2012.  Year over year fourth quarter mortgage banking fees decreased by $5.4 million due to the decline in refinancing volumes driven by higher mortgage interest rates compared to the record low rates seen in the second half of 2012.

FOURTH QUARTER FINANCIAL HIGHLIGHTS

•                  16% annualized loan growth

•                  14% annualized growth in total commercial loans

•                  3% decrease in core non-interest expense compared to prior quarter

•                  7% decrease in core non-interest expense compared to second quarter

•                  0.53% non-performing assets/total assets

•                  0.31% net loan charge-offs/average loans

CEO Michael Daly stated, “We produced record revenue and earnings in 2013 due to ongoing expansion in our New England and New York footprint.  Loan growth was strong in all major categories in recent quarters and our goal is to produce further market share gains in 2014.  Fee revenues increased in the final months of the year and we further reduced operating expenses through our restructuring strategies.  We remain closely focused on the revenue and efficiency opportunities that we see for positive operating leverage based on the benefit of our expanded footprint and upgraded systems.”

Mr. Daly continued, “We enter 2014 with further initiatives to build on our progress.  We recently completed the acquisition of 20 New York branches from Bank of America.  We

BHLB – Berkshire Hills Bancorp	www.berkshirebank.com

welcomed more than 65,000 new customers, deepening our presence in the communities between Albany and Syracuse.  The Bank opened a new office in Loudonville, New York this month as part of our ongoing organic expansion.  The Bank has also expanded our brand awareness across our footprint through strategic media partnerships.  We will continue to be flexible and judicious in managing our growth with the objective of reliable and attractive returns to investors seeking a quality investment in these uncertain financial markets.”

BOARD CHANGE

Berkshire also announced that Richard J. Murphy has been appointed to the Board of Directors, replacing Geno Auriemma, effective January 23, 2014.  Mr. Murphy serves as Vice President and General Manager of the Tri-City ValleyCats, a minor league baseball team based in Troy, New York.  With over 25 years of experience in professional sports management, Mr. Murphy brings to the Board a strong financial acumen, a solid background in brand and marketing, and close ties to the Albany, NY community.

While Mr. Auriemma is stepping down from the Board, he will continue to serve as a spokesperson for Berkshire Bank.  As Board Chairman, Mr. Daly stated “The Board thanks Mr. Auriemma for his significant contribution to expanding the America’s Most Exciting Bank brand in Connecticut and we are pleased to be continuing that relationship.  We also congratulate him on his reappointment as the head coach of the U.S. Women’s National Basketball Team and we wish him much success in his current season at the University of Connecticut.”

ANNUAL MEETING DATE SET

The Board of Directors voted that the Annual Meeting of Shareholders shall be held on May 8, 2014 at the Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts at 10:00 a.m. The date of March 13, 2014 was established as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

DIVIDEND DECLARED

The Board of Directors voted to declare a cash dividend of $0.18 per share to shareholders of record at the close of business on February 13, 2014, payable on February 27, 2014.  This dividend equates to a 2.8% annualized yield based on the $25.97 average closing price of Berkshire’s common stock during the fourth quarter of 2013.

NEW YORK BRANCH ACQUISITION

On January 17, 2014, Berkshire acquired approximately $450 million in deposits from Bank of America, together with related assets, including approximately $4 million in loans.  Berkshire expects to use the proceeds to pay down certain borrowings and to purchase investment securities.  As part of this transaction, Berkshire acquired 20 branches in Central New York, two of which were consolidated as part of the transaction.

FINANCIAL CONDITION

Berkshire increased its total assets by $223 million (4%) to $5.7 billion in the most recent quarter due to growth in loans and investment securities funded by borrowings.  For the year, total assets increased by 7%.  At year-end, measures of asset quality, liquidity, and capital remained within targets.  As of December 31, 2013, tangible book value per share increased to $16.27 and total book value per share grew to $27.08.

Total loans increased by $157 million (16% annualized) in the fourth quarter, including double digit annualized growth in all major categories.  Berkshire’s loan growth accelerated in the second half of the year, reflecting higher originations and a decline in runoff after the yield curve steepened in mid-year.  For the full year, loan growth was approximately 5% in total and in most major categories.  Growth of 15% in commercial business loans included contributions from new commercial banking teams recruited in Hartford, Syracuse, and Eastern Massachusetts.  In the latter market, Berkshire consolidated its commercial banking team into a new regional headquarters located on Route 128 in Burlington, and moved its Westborough regional team into a well located new commercial office.  During the year, Berkshire added a commercial leasing team and new leadership for its expanded small business lending program.  Berkshire also recruited additional mortgage loan originations leadership and expanded its automobile lending operations across its footprint under the direction of its Syracuse consumer lending team from the acquired Beacon Federal Bank.

Berkshire increased its investment securities by $81 million in the fourth quarter, following a slightly larger increase in the prior quarter due to improved securities market conditions.  Investments have been concentrated in medium term U.S. agency mortgage backed instruments.  Berkshire is further increasing its portfolio with agency mortgage backed securities in conjunction with the New York branch acquisition subsequent to year-end.

Asset quality metrics remained favorable at year-end.  Annualized net loan charge-offs measured 0.31% of average loans in the final quarter and 0.29% for the year. Year-end non-performing assets were 0.53% of total assets, compared to 0.52% at the start of the year.  Accruing delinquent loans decreased to 0.73% of total loans from 1.11% during the year.  The loan loss allowance measured 0.80% of total loans at year-end, compared to 0.83% at the start of the year.  Approximately 24% of year-end loans were balances recorded at fair value in recent bank acquisitions.

Total non-maturity deposits increased by $29 million (4% annualized) in the fourth quarter, while time account balances decreased by $62 million (23% annualized) as higher yielding time accounts matured.  For the year, deposits decreased by $252 million (6%) due to the outplacement of non-relationship acquired balances and certain higher costing commercial balances primarily in the second quarter.   These changes were in

anticipation of the New York branch purchase announced mid-year, which resulted in approximately a $450 million increase in deposits shortly after year-end.  The loan/deposit ratio measured 109% at year-end, and the pro-forma loan/deposit ratio was estimated at approximately 97% including the benefit of these acquired branches.  Total borrowings increased by $234 million in the fourth quarter to support the growth in earning assets.  Proceeds from the acquired deposits were planned to be used in part to repay certain borrowings.

Total equity increased by $5 million during the fourth quarter and $11 million for the full year, including the benefit of retained earnings and net of stock repurchases earlier in the year.  The ratio of total equity/assets decreased to 12,0% from 12.6% during the year due to the 7% increase in total assets in 2013.  The ratio of tangible equity/assets decreased to 7.5% from 7.8% during the year.

RESULTS OF OPERATIONS

Berkshire posted record revenue and earnings for the year due to expansion from organic and acquisition growth strategies, including team recruitment, de novo branch expansion, and business combinations.  Most categories of revenue and expense increased as a result of this expansion.  GAAP earnings include the impact of net non-core charges for acquisitions, restructuring, and systems conversions. The reconciliation of net income and core income, together with related financial measures, is shown on financial tables F-9 and F-10.  In the fourth quarter, the return on assets measured 0.77% and the return on equity measured 6.18%, with minor impact from non-core items.

Berkshire’s fourth quarter net revenue decreased by $4.1 million (7%) year over year.  This was primarily due to the $5.4 million decrease in mortgage banking fees from record volumes last year before rates increased near mid-year 2013.  Compared to the prior quarter, total net revenue decreased by $2.4 million (4%) as lower net interest income was partially offset by higher securities gains.

Net interest income includes purchased loan accretion related to loans acquired in business combinations.  Purchased loan accretion totaled $2.4 million in the most recent quarter, compared to $8.5 million in the prior quarter; prior quarter results included elevated recoveries of purchased impaired loans together with an out-of-period accounting adjustment.  The net interest margin was 3.26% in the fourth quarter compared to 3.93% in the prior quarter.  Excluding purchased loan accretion, the net interest margin was 3.07% and 3.21% in these two quarters, respectively, due to lower earning asset yields in the most recent quarter.  The income impact of the margin change was partially offset by the 5% increase in average earning assets compared to the prior quarter.

Total fee income increased at a 6% annualized rate in the fourth quarter compared to the linked quarter, including double digit annualized growth in several major categories.  Net securities gains increased to $3.4 million from $0.4 million due to the realization of gains on certain bank equity securities as a result of improved market conditions.

The allowance for loan losses increased slightly to $33.3 million from $33.2 million during the year.  The provision for loan losses also increased in 2013 to $11.4 million from $9.6 million in the prior year.  Total net loan charge-offs increased to $11.3 million from $8.8 million primarily due to portfolio growth.  In the most recent quarter, the provision was $3.1 million and net charge-offs were $3.0 million.

Fourth quarter core non-interest expense decreased by 3% from the linked quarter and by 7% from the second quarter of 2013 due to the restructuring program initiated shortly after mid-year.  Most major categories of core expense decreased after mid-year.  Full time equivalent employees totaled 939 at year-end.  Total fourth quarter GAAP non-interest expense decreased by 16% year over year and 13% compared to the linked quarter including the impact of lower non-core charges.  The effective income tax rate was 31% for the most recent quarter and 29% for the full year 2013.

CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Tuesday, January 28, 2014 to discuss the results for the quarter and provide guidance about expected future results. Participants should dial-in to the call a few minutes before it begins. Information about the conference call follows:

Dial-in:	888-317-6003
Elite Entry Number:	4858232
Webcast:	berkshirebank.com (investor relations link)

A telephone replay of the call will be available through Wednesday, February 5, 2014 by calling 877-344-7529 and entering conference number: 10038874. The webcast will be available at Berkshire’s website above for an extended period of time.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®.  Including New York branches acquired in January, the Company has approximately $6.0 billion in assets and 92 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition.  They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.  In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.  The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense.  These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs, restructuring costs, and systems conversion costs.  Similarly, the efficiency ratio is also adjusted for these non-core items and for tax preference items.  The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community.  Non-GAAP expense adjustments are primarily related to charges related to merger and acquisition activity.  These charges consist primarily of severance/benefit related expenses, contract termination costs, and professional fees.  There are additionally non-GAAP adjustments related to non-recurring securities gains, discontinued operations, the disposition of excess properties, and core systems conversion costs.  In the second half of 2013, non-core restructuring charges are related to severance costs as a result of management and staffing changes, along with facilities costs related to excess facilities where the bank is exiting its occupancy and investment.  Non-core items recorded in the third quarter of 2013 also included the after-tax impact of an out-of-period accounting adjustment, along with an adjustment of variable compensation based on the additional revenue recognition.

# # #

CONTACTS

Investor Relations Contact

Allison O’Rourke; Vice President - Investor Relations; 413-236-3149

Media Contact

Ray Smith; Assistant Vice President - Marketing; 413-236-3756

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-1)

	December 31,	September 30,	December 31,
(In thousands)	2013	2013	2012
Assets
Cash and due from banks	$56,841	$61,149	$63,382
Short-term investments	18,698	15,710	34,862
Total cash and short-term investments	75,539	76,859	98,244

Trading security	14,840	15,330	16,893
Securities available for sale, at fair value	760,048	684,716	466,169
Securities held to maturity, at amortized cost	44,921	46,925	51,024
Federal Home Loan Bank stock and other restricted securities	50,282	42,342	39,785
Total securities	870,091	789,313	573,871

Loans held for sale	15,840	27,064	85,368

Residential mortgages	1,384,274	1,313,609	1,324,251
Commercial mortgages	1,417,120	1,366,104	1,413,544
Commercial business loans	687,293	668,983	600,126
Consumer loans	691,836	675,147	650,733
Total loans	4,180,523	4,023,843	3,988,654
Less: Allowance for loan losses	(33,323)	(33,248)	(33,208)
Net loans	4,147,200	3,990,595	3,955,446

Premises and equipment, net	84,459	83,136	86,461
Other real estate owned	2,758	3,561	1,929
Goodwill	256,871	256,871	255,199
Other intangible assets	13,791	15,030	19,059
Cash surrender value of bank-owned life insurance	101,530	100,299	88,198
Deferred tax asset	50,711	61,617	57,729
Other assets	54,009	45,911	75,305
Total assets	$5,672,799	$5,450,256	$5,296,809

Liabilities and stockholders’ equity
Demand deposits	$677,917	$669,878	$673,921
NOW deposits	353,612	352,762	379,880
Money market deposits	1,383,856	1,357,201	1,439,632
Savings deposits	431,496	438,135	436,387
Total non-maturity deposits	2,846,881	2,817,976	2,929,820
Time deposits	1,001,648	1,064,049	1,170,589
Total deposits	3,848,529	3,882,025	4,100,409

Senior borrowings	974,428	740,022	358,471
Subordinated notes	89,679	89,663	89,617
Total borrowings	1,064,107	829,685	448,088

Other liabilities	82,101	65,351	81,047
Total liabilities	4,994,737	4,777,061	4,629,544

Total stockholders’ equity	678,062	673,195	667,265
Total liabilities and stockholders’ equity	$5,672,799	$5,450,256	$5,296,809

(1) Certain reclassifications have been made to prior year balances to conform to the current year presentation.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-2)

LOAN ANALYSIS

				Annualized growth %
(Dollars in millions)	Dec. 31, 2013 Balance	Sept. 30, 2013 Balance	Dec. 31, 2012 Balance	Quarter ended December 31, 2013	Year to date

Total residential mortgages	$1,384	$1,314	$1,324	22%	5%

Commercial mortgages:
Construction	139	105	168	132	(17)
Single and multi-family	128	132	124	(10)	4
Commercial real estate	1,150	1,129	1,122	7	2
Total commercial mortgages	1,417	1,366	1,414	15	0

Total commercial business loans	688	669	600	12	15

Total commercial loans	2,105	2,035	2,014	14	5

Consumer loans:
Home equity	307	304	325	4	(6)
Other	385	371	326	16	18
Total consumer loans	692	675	651	10	6
Total loans	$4,181	$4,024	$3,989	16%	5%

DEPOSIT ANALYSIS

				Annualized growth %
(Dollars in millions)	Dec. 31, 2013 Balance	Sept. 30, 2013 Balance	Dec. 31, 2012 Balance	Quarter ended December 31, 2013	Year to date
Demand	$678	$670	$674	5%	1%
NOW	354	353	380	1	(7)
Money market	1,384	1,357	1,440	8	(4)
Savings	431	438	436	(6)	(1)
Total non-maturity deposits	2,847	2,818	2,930	4	(3)

Total time deposits	1,002	1,064	1,170	(23)	(14)
Total deposits	$3,849	$3,882	$4,100	(3)%	(6)%

(1)  Quarterly data may not sum to annualized data due to rounding.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-3)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2013	2012	2013	2012
Interest and dividend income
Loans	$43,566	$47,601	$186,115	$160,936
Securities and other	5,093	3,887	17,626	15,003
Total interest and dividend income	48,659	51,488	203,741	175,939
Interest expense
Deposits	5,166	5,870	20,859	22,482
Borrowings and subordinated debentures	3,651	3,653	14,130	10,069
Total interest expense	8,817	9,523	34,989	32,551
Net interest income	39,842	41,965	168,752	143,388
Non-interest income
Loan related fees	1,578	1,162	8,247	5,152
Mortgage banking fees	445	5,850	5,235	12,403
Deposit related fees	4,717	4,355	18,340	15,593
Insurance commissions and fees	2,143	2,565	10,020	10,821
Wealth management fees	2,212	1,865	8,683	7,296
Total fee income	11,095	15,797	50,525	51,265
Other	1,227	421	2,949	1,306
Gain on sale of securities, net	3,392	293	4,758	300
Non-recurring gain	—	1,142	—	1,185
Total non-interest income	15,714	17,653	58,232	54,056
Total net revenue	55,556	59,618	226,984	197,444
Provision for loan losses	3,100	2,840	11,378	9,590
Non-interest expense
Compensation and benefits	16,736	18,862	71,134	64,081
Occupancy and equipment	5,421	5,985	22,540	19,469
Technology and communications	3,169	2,949	12,944	9,467
Marketing and promotion	765	483	2,596	2,031
Professional services	1,558	1,600	6,569	5,785
FDIC premiums and assessments	899	919	3,473	3,377
Other real estate owned and foreclosures	255	66	700	281
Amortization of intangible assets	1,239	1,357	5,268	5,339
Merger, restructuring and conversion related expenses	2,493	7,497	14,848	18,019
Other	4,622	4,548	17,287	12,957
Total non-interest expense	37,157	44,266	157,359	140,806

Income from continuing operations before income taxes	15,299	12,512	58,247	47,048
Income tax expense	4,762	3,183	17,104	13,223
Net income from continuing operations	10,537	9,329	41,143	33,825
Loss from discontinued operations before income taxes (including gain on disposals of $63)	—	—	—	(261)
Income tax expense	—	—	—	376
Net loss from discontinued operations	—	—	—	(637)
Net income	$10,537	$9,329	$41,143	$33,188

Basic earnings per share:
Continuing operations	$0.43	$0.39	$1.66	$1.52
Discontinued operations	—	—	—	(0.03)
Total basic earnings per share	$0.43	$0.39	$1.66	$1.49

Diluted earnings per share:
Continuing operations	$0.42	$0.38	$1.65	$1.52
Discontinued operations	—	—	—	(0.03)
Total diluted earnings per share	$0.42	$0.38	$1.65	$1.49

Weighted average shares outstanding:
Basic	24,701	24,165	24,802	22,201
Diluted	24,857	24,396	24,965	22,329

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(In thousands, except per share data)	2013	2013	2013	2013	2012
Interest and dividend income
Loans	$43,566	$50,025	$45,443	$47,081	$47,601
Securities and other	5,093	4,479	4,254	3,800	3,887
Total interest and dividend income	48,659	54,504	49,697	50,881	51,488
Interest expense
Deposits	5,166	5,278	5,052	5,363	5,870
Borrowings and subordinated debentures	3,651	3,357	3,541	3,581	3,653
Total interest expense	8,817	8,635	8,593	8,944	9,523
Net interest income	39,842	45,869	41,104	41,937	41,965
Non-interest income
Loan related fees	1,578	1,308	2,644	2,717	1,162
Mortgage banking fees	445	444	2,129	2,217	5,850
Deposit related fees	4,717	4,559	4,805	4,259	4,355
Insurance commissions and fees	2,143	2,473	2,407	2,997	2,565
Wealth management fees	2,212	2,137	2,070	2,264	1,865
Total fee income	11,095	10,921	14,055	14,454	15,797
Other	1,227	832	546	344	421
Gain on sale of securities, net	3,392	361	1,005	—	293
Non-recurring gain	—	—	—	—	1,142
Total non-interest income	15,714	12,114	15,606	14,798	17,653
Total net revenue	55,556	57,983	56,710	56,735	59,618
Provision for loan losses	3,100	3,178	2,700	2,400	2,840
Non-interest expense
Compensation and benefits	16,736	18,506	18,151	17,741	18,862
Occupancy and equipment	5,421	5,614	5,737	5,768	5,985
Technology and communications	3,169	3,304	3,480	2,991	2,949
Marketing and promotion	765	590	603	638	483
Professional services	1,558	1,757	1,764	1,490	1,600
FDIC premiums and assessments	899	856	890	828	919
Other real estate owned and foreclosures	255	138	284	23	66
Amortization of intangible assets	1,239	1,307	1,345	1,377	1,357
Merger, restructuring and conversion related expenses	2,493	6,516	775	5,064	7,497
Other	4,622	4,196	4,906	3,563	4,548
Total non-interest expense	37,157	42,784	37,935	39,483	44,266

Income from continuing operations before income taxes	15,299	12,021	16,075	14,852	12,512
Income tax expense	4,762	3,917	4,038	4,387	3,183
Net income	$10,537	$8,104	$12,037	$10,465	$9,329

Basic earnings per share:
Continuing operations	$0.43	$0.33	$0.49	$0.42	$0.39
Discontinued operations	—	—	—	—	—
Total basic earnings per share	$0.43	$0.33	$0.49	$0.42	$0.39

Diluted earnings per share:
Continuing operations	$0.42	$0.33	$0.48	$0.42	$0.38
Discontinued operations	—	—	—	—	—
Total diluted earnings per share	$0.42	$0.33	$0.48	$0.42	$0.38

Weighted average shares outstanding:
Basic	24,701	24,748	24,779	24,927	24,165
Diluted	24,857	24,873	24,956	25,136	24,396

(1)	The Company acquired Beacon Federal Bancorp on October 19, 2012. The income statements include operations of the acquired institution as of that date.

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - (F-5)

	At or for the Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2013	2013	2013	2013	2012
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$7,867	$8,487	$5,945	$8,818	$7,466
Commercial mortgages	13,739	13,800	14,948	12,396	12,617
Commercial business loans	2,356	2,753	3,481	3,519	3,681
Consumer loans	3,493	3,227	2,405	2,325	1,748
Total non-accruing loans	27,455	28,267	26,779	27,058	25,512
Other real estate owned	2,758	3,561	2,713	2,513	1,929
Total non-performing assets	$30,213	$31,828	$29,492	$29,571	$27,441

Total non-accruing loans/total loans	0.66%	0.70%	0.69%	0.70%	0.64%
Total non-performing assets/total assets	0.53%	0.58%	0.56%	0.56%	0.52%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$33,248	$33,248	$33,263	$33,208	$33,090
Charged-off loans	(3,462)	(3,417)	(3,457)	(2,501)	(3,073)
Recoveries on charged-off loans	437	239	742	156	351
Net loans charged-off	(3,025)	(3,178)	(2,715)	(2,345)	(2,722)
Provision for loan losses	3,100	3,178	2,700	2,400	2,840
Balance at end of period	$33,323	$33,248	$33,248	$33,263	$33,208

Allowance for loan losses/total loans	0.80%	0.83%	0.86%	0.86%	0.83%
Allowance for loan losses/non-accruing loans	121%	118%	124%	123%	130%

NET LOAN CHARGE-OFFS
Residential mortgages	$(564)	$(351)	$(852)	$(260)	$(1,034)
Commercial mortgages	(763)	(1,480)	(1,283)	(952)	(893)
Commercial business loans	(1,042)	(940)	(93)	(631)	(496)
Home equity	45	(174)	(121)	(199)	(22)
Other consumer	(701)	(233)	(366)	(303)	(277)
Total, net	$(3,025)	$(3,178)	$(2,715)	$(2,345)	$(2,722)

Net charge-offs (QTD annualized)/average loans	0.31%	0.32%	0.27%	0.23%	0.28%
Net charge-offs (YTD annualized)/average loans	0.29%	0.28%	0.26%	0.23%	0.26%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.51%	0.42%	0.70%	0.61%	0.63%
90+ Days delinquent and still accruing	0.22%	0.29%	0.40%	0.47%	0.48%
Total accruing delinquent loans	0.73%	0.71%	1.10%	1.08%	1.11%
Non-accruing loans	0.66%	0.70%	0.69%	0.70%	0.64%
Total delinquent and non-accruing loans	1.39%	1.41%	1.79%	1.78%	1.75%

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - (F-6)

	At or for the Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2013	2013	2013	2013	2012
PER SHARE DATA
Core earnings, diluted	$0.40	$0.43	$0.48	$0.54	$0.54
Net earnings, diluted	0.42	0.33	0.48	0.42	0.38
Tangible book value	16.27	16.08	15.96	15.87	15.63
Total book value	27.08	26.98	26.82	26.68	26.53
Market price at period end	27.27	25.11	27.76	25.54	23.86
Dividends	0.18	0.18	0.18	0.18	0.18

PERFORMANCE RATIOS
Core return on assets	0.73%	0.81%	0.92%	1.03%	1.02%
Return on assets	0.77	0.61	0.93	0.80	0.72
Core return on equity	5.87	6.29	7.13	8.10	8.32
Core return on tangible equity	10.47	11.18	12.84	14.57	15.24
Return on equity	6.18	4.74	7.21	6.28	5.86
Net interest margin, fully taxable equivalent	3.26	3.93	3.63	3.73	3.67
Fee income/Net interest and fee income	21.78	19.23	25.48	25.63	27.35
Efficiency ratio	63.21	60.98	63.05	57.14	59.68

GROWTH
Total commercial loans, year-to-date (annualized)	5%	1%	(2)%	0%	29%
Total loans, year-to-date (annualized)	5	1	(6)	(10)	35
Total deposits, year-to-date (annualized)	(6)	(7)	(14)	0	30
Total net revenues, year-to-date, compared to prior year	15	24	28	39	39
Earnings per share, year-to-date, compared to prior year	11	11	40	50	62
Core earnings per share, year-to-date, compared to prior year	(6)	3	11	20	29

FINANCIAL DATA (In millions)
Total assets	$5,673	$5,450	$5,224	$5,245	$5,297
Total earning assets	5,085	4,856	4,629	4,646	4,683
Total loans	4,181	4,024	3,871	3,889	3,989
Allowance for loan losses	33	33	33	33	33
Total intangible assets	271	272	272	273	274
Total deposits	3,849	3,882	3,815	4,101	4,100
Total stockholders’ equity	678	673	673	674	667
Total core income	10.0	10.7	11.9	13.5	13.2
Total net income	10.5	8.1	12.0	10.5	9.3

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.31%	0.32%	0.27%	0.23%	0.28%
Allowance for loan losses/total loans	0.80	0.83	0.86	0.86	0.83

CAPITAL RATIOS
Stockholders’ equity to total assets	11.95%	12.35%	12.88%	12.85%	12.60%
Tangible stockholders’ equity to tangible assets	7.54	7.74	8.10	8.06	7.82

(1)         Reconciliation of Non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10.Tangible assets are total assets less total intangible assets.

(2)         All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES - (F-7)

	Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(In thousands)	2013	2013	2013	2013	2012
Assets
Loans:
Residential mortgages	$1,330,674	$1,247,661	$1,218,192	$1,290,989	$1,340,375
Commercial mortgages	1,381,628	1,353,923	1,381,755	1,406,628	1,404,515
Commercial business loans	673,292	647,939	627,591	601,695	580,436
Consumer loans	687,540	651,565	634,715	644,674	598,802
Total loans	4,073,134	3,901,088	3,862,253	3,943,986	3,924,128
Securities	813,417	735,307	655,396	591,304	572,268
Short-term investments and loans held for sale	35,438	60,820	90,680	98,160	126,378
Total earning assets	4,921,989	4,697,215	4,608,329	4,633,450	4,622,774
Goodwill and other intangible assets	271,147	271,670	272,421	273,428	267,588
Other assets	305,617	317,722	317,856	333,485	312,665
Total assets	$5,498,753	$5,286,607	$5,198,606	$5,240,363	$5,203,027

Liabilities and stockholders’ equity
Deposits:
NOW	$348,600	$345,682	$358,255	$368,392	$355,366
Money market	1,392,570	1,329,591	1,358,590	1,477,497	1,404,113
Savings	435,766	442,408	449,296	441,547	422,447
Time	1,044,850	1,064,199	1,087,357	1,148,345	1,161,175
Total interest-bearing deposits	3,221,786	3,181,880	3,253,498	3,435,781	3,343,101
Borrowings and notes	857,848	708,798	574,822	423,739	519,831
Total interest-bearing liabilities	4,079,634	3,890,678	3,828,320	3,859,520	3,862,932
Non-interest-bearing demand deposits	681,368	658,568	636,469	645,923	635,044
Other liabilities	56,261	52,874	65,568	68,509	68,475
Total liabilities	4,817,263	4,602,120	4,530,357	4,573,952	4,566,451

Total stockholders’ equity	681,490	684,487	668,249	666,411	636,576

Total liabilities and stockholders’ equity	$5,498,753	$5,286,607	$5,198,606	$5,240,363	$5,203,027

Supplementary data
Total non-maturity deposits	$2,858,304	$2,776,249	$2,802,610	$2,933,359	$2,816,970
Total deposits	3,903,154	3,840,448	3,889,967	4,081,704	3,978,145
Fully taxable equivalent income adjustment	639	652	644	629	667
Total average tangible equity	410,343	412,817	395,828	392,983	368,988

(1)   Average balances for securities available-for-sale are based on amortized cost.  Total loans include non-accruing loans.

(2)   Total average tangible equity results from the subtraction of average goodwill and other intangible assets from total average stockholders’ equity.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE YIELDS  (Fully Taxable Equivalent - Annualized) - (F-8)

	Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2013	2013	2013	2013	2012
Earning assets
Loans:
Residential mortgages	3.98%	3.99%	4.19%	4.04%	4.00%
Commercial mortgages	4.73	5.80	5.27	5.45	5.78
Commercial business loans	3.91	6.09	4.04	4.40	4.09
Consumer loans	4.01	4.39	4.78	4.94	4.56
Total loans	4.24	5.02	4.67	4.75	4.73
Securities	2.80	2.77	3.00	3.04	3.17
Short-term investments and loans held for sale	1.92	4.05	2.02	1.83	2.86
Total earning assets	3.97	4.66	4.38	4.51	4.49

Funding liabilities
Deposits:
NOW	0.18	0.18	0.26	0.29	0.35
Money market	0.44	0.44	0.39	0.39	0.43
Savings	0.16	0.16	0.17	0.18	0.20
Time	1.25	1.29	1.23	1.23	1.31
Total interest-bearing deposits	0.64	0.66	0.62	0.63	0.70
Borrowings and notes	1.69	1.88	2.47	3.43	2.80
Total interest-bearing liabilities	0.86	0.88	0.90	0.94	0.98

Net interest spread	3.11	3.78	3.48	3.57	3.51
Net interest margin	3.26	3.93	3.63	3.73	3.67

Cost of funds	0.73	0.75	0.77	0.81	0.84
Cost of deposits	0.53	0.55	0.52	0.53	0.59

(1) Cost of funds includes all deposits and borrowings.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-9)

		At or for the Quarters Ended
		Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)		2013	2013	2013	2013	2012
Net income		$10,537	$8,104	$12,037	$10,465	$9,329
Adj: Gain on sale of securities and other non-recurring gain, net		(3,392)	(361)	(1,005)	—	(1,435)
Adj: Merger related expenses		932	1,307	775	4,984	5,852
Adj: Restructuring expenses		1,361	5,209	—	—	—
Adj: System conversion and other expenses		200	—	—	80	1,645
Adj: Out of period interest revenue adjustment (5)		—	(2,222)	—	—	—
Adj: Variable compensation adjustment (5)		—	500	—	—	—
Adj: Income taxes		364	(1,788)	93	(2,042)	(2,147)
Total core income	(A)	$10,002	$10,749	$11,900	$13,487	$13,244

Total revenue		$55,556	$57,983	$56,710	$56,735	$59,618
Adj: Gain on sale of securities and other non-recurring gain, net		(3,392)	(361)	(1,005)	—	(1,435)
Adj: Out of period interest revenue adjustment		—	(2,222)	—	—	—
Total core revenue		$52,164	$55,400	$55,705	$56,735	$58,183

Total non-interest expense		$37,157	$42,784	$37,935	$39,483	$44,266
Less: Total non-core expense (see above)		(2,493)	(6,516)	(775)	(5,064)	(7,497)
Adj: Variable compensation adjustment (5)		—	(500)	—	—	—
Core non-interest expense		$34,664	$35,768	$37,160	$34,419	$36,769

(Dollars in millions, except per share data)
Total average assets	(B)	$5,499	$5,287	$5,199	$5,240	$5,203
Total average stockholders’ equity	(C)	681	684	668	666	637
Total average tangible stockholders’ equity	(D)	410	413	396	393	369

Total stockholders’ equity, period-end		678	673	673	674	667
Less: Intangible assets, period-end		(271)	(272)	(272)	(273)	(274)
Total tangible stockholders’ equity, period-end	(E)	$407	$401	$401	$401	$393

Total shares outstanding, period-end (thousands)	(F)	25,036	24,952	25,096	25,254	25,148
Average diluted shares outstanding (thousands)	(G)	24,857	24,873	24,956	25,136	24,396

Core earnings per share, diluted	(A/G)	$0.40	$0.43	$0.48	$0.54	$0.54
Tangible book value per share, period-end	(E/F)	$16.27	$16.08	$15.96	$15.87	$15.63

Core return (annualized) on assets	(A/B)	0.73%	0.81%	0.92%	1.03%	1.02%
Core return (annualized) on equity	(A/C)	5.87	6.29	7.13	8.10	8.32
Core return (annualized) on tangible equity (4)	(A/D)	10.47	11.18	12.84	14.57	15.24
Efficiency ratio (1)		63.21	60.98	63.05	57.14	59.68

Supplementary data
Tax credit benefit of tax shelter investments		$80	$458	$458	$458	$483
Intangible amortization		$(1,239)	$(1,307)	$(1,345)	$(1,377)	$(1,357)

(1)

Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2)	Ratios are annualized and based on average balance sheet amounts, where applicable.
(3)	Quarterly data may not sum to year-to-date data due to the out-of-period adjustment recorded in the third quarter of 2013 and rounding.
(4)	Core return on tangible equity is computed by dividing the total core income adjusted for the tax-affected amortization of intangible assets, assuming a 40% marginal rate, by tangible equity.
(5)

In the third quarter of 2013, additional revenue was recorded following an out-of-period adjustment. Based on this additional revenue variable compensation was also adjusted accordingly in the third quarter.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-10)

		At or for the Years Ended
		December 31,	December 31,
(Dollars in thousands)		2013	2012
Net income		$41,143	$33,188
Adj: Gain on sale of securities and other non-recurring gain, net		(4,758)	(1,485)
Adj: Merger related expenses		7,998	12,509
Adj: Restructuring expenses		6,570	—
Adj: System conversion and other expenses		280	6,147
Adj: Out of period interest revenue adjustment (5)		(1,287)	—
Adj: Variable compensation adjustment (5)		500	—
Adj: Income taxes		(3,750)	(6,114)
Total core income	(A)	$46,696	$44,245

Total revenue		$226,984	$197,514
Adj: Gain on sale of securities and other non-recurring gain, net		(4,758)	(1,485)
Adj: Out of period interest revenue adjustment		(1,287)	—
Total core revenue		$220,939	$196,029

Total non-interest expense		$157,359	$141,136
Less: Total non-core expense (see above)		(14,848)	(18,656)
Adj: Variable compensation adjustment (5)		(500)	—
Core non-interest expense		$142,011	$122,480

(Dollars in millions, except per share data)
Total average assets	(B)	$5,306	$4,529
Total average stockholders’ equity	(C)	675	587
Total average tangible stockholders’ equity	(D)	403	344

Total stockholders’ equity, period-end		678	667
Less: Intangible assets, period-end		(271)	(274)
Total tangible stockholders’ equity, period-end	(E)	$407	$393

Total common shares outstanding, period-end (thousands)	(F)	25,036	25,148
Average diluted common shares outstanding (thousands)	(G)	24,965	22,329

Core earnings per common share, diluted	(A/G)	$1.87	$1.98
Tangible book value per common share, period-end	(E/F)	$16.27	$15.63

Core return (annualized) on assets	(A/B)	0.88%	0.98%
Core return (annualized) on equity	(A/C)	6.92	7.54
Core return (annualized) on tangible equity (4)	(A/D)	12.37	13.77
Efficiency ratio (1)		60.79	58.71

Supplementary data
GAAP return on assets		0.78%	0.73%
GAAP return on equity		6.09	5.66
Net interest margin		3.63	3.62
Tax credit benefit of tax shelter investments		$1,455	$1,976
Intangible amortization		$(5,268)	$(5,346)

(1)

Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2)	Ratios are annualized and based on average balance sheet amounts, where applicable.
(3)	Quarterly data may not sum to year-to-date data due to the out-of-period adjustment recorded in the third quarter of 2013 and rounding.
(4)	Core return on tangible equity is computed by dividing the total core income adjusted for the tax-affected amortization of intangible assets, assuming a 40% marginal rate, by tangible equity.
(5)

In the third quarter of 2013, additional revenue was recorded following an out-of-period adjustment. Based on this additional revenue variable compensation was also adjusted accordingly in the third quarter.

(6)	Amounts related to discontinued operations have not been reclassified on the above schedule, although they are reclassified on the balance sheet and income statement.